CERTIFICATE OF DESIGNATION OF SERIES B
CONVERTIBLE PREFERRED STOCK OF
ALGODON WINES & LUXURY DEVELOPMENT GROUP, INC.

PURSUANT TO SECTION 151 OF THE
DELAWARE GENERAL CORPORATION LAW

Algodon Wines & Luxury Development Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), DOES HEREBY CERTIFY:

That pursuant to resolutions adopted by unanimous consent of the Board of Directors of the Corporation, the Certificate of Designation for the Series B Convertible Preferred Stock, $0.01 par value per share, dated February 21, 2017, is as follows:

Series B Convertible Preferred Stock

1. Designation. A total of 902,670 shares of the Corporation’s Preferred Stock shall be designated as “Series B Convertible Preferred Stock.” As used herein, the term “Preferred Stock” means the shares of Series B Convertible Preferred Stock except as the context otherwise requires.

2. Dividends. Subject to provisions of law, from and after the date of issuance, the holders of record of shares of the Series B Convertible Preferred Stock shall be entitled to receive cash dividends, which shall be payable when, as and if declared by the Board of Directors, out of assets which are legally available for the payment of such dividends, including any special dividends declared by the Board of Directors as well as ordinary dividends, at an annual rate of 8% of the Series B Liquidation Value (as defined below) per share of Series B Convertible Preferred Stock (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event), provided that such dividends shall not be currently payable and shall only be payable when and if specifically provided herein. Such dividends shall also be paid upon a liquidation or redemption of the Series B Convertible Preferred Stock in accordance with the provisions of Section 3 or Section 6. Dividends shall be cumulative, without compounding, and shall accrue daily on each share of Series B Convertible Preferred Stock from the date of issue thereof. Dividends payable on the Series B Convertible Preferred Stock for any period less than a full year shall be computed on the basis of the actual number of days elapsed and a 365-day year. All accrued and accumulated dividends on the Preferred Stock shall be prior and in preference to any dividend on Common Stock of the Corporation and shall be fully declared and paid before any dividends are declared and paid, or any other distributions or redemptions are made, on any shares of Common Stock. Upon the conversion of shares of the Series B Preferred Stock into Common Stock of the Corporation, all cumulative dividends with respect to such converted shares which have not been declared by the Board of Directors shall be cancelled.

3. Liquidation, Dissolution or Winding Up.

(a) Treatment at Sale, Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment is made to any holders of any shares of Common Stock or any other class or series of capital stock of the Corporation designated to be junior to the Series B Convertible Preferred Stock, and subject to the liquidation rights and preferences of any class or series of Preferred Stock designated to be senior to, or on a parity with, the Series B Convertible Preferred Stock, the holders of shares of Series B Convertible Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation’s capital stock whether such assets are capital, surplus or earnings, an amount equal to $10.00 per share of Series B Convertible Preferred Stock (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event) plus any dividends accrued or declared but unpaid on such shares (such amount, as so determined, is referred to herein as the “Series B Liquidation Value” with respect to such shares).

(b) Insufficient Funds. If upon such liquidation, dissolution or winding up the assets or surplus funds of the Corporation to be distributed to the holders of shares of Series B Convertible Preferred Stock and any other then-outstanding shares of the Corporation’s capital stock ranking on a parity with respect to payment on liquidation with the Series B Convertible Preferred Stock (such shares being referred to herein as the “Series B Parity Stock”) shall be insufficient to permit payment to such respective holders of the full Series B Liquidation Value and all other preferential amounts payable with respect to the Series B Convertible Preferred Stock and such Series B Parity Stock, then the assets available for payment or distribution to such holders shall be allocated among the holders of the Series B Convertible Preferred Stock and such Series B Parity Stock, pro rata, in proportion to the full respective preferential amounts to which the Series B Convertible Preferred Stock and such Series B Parity Stock are each entitled.

(c) Certain Transactions Treated as Liquidation. For purposes of this Section 3, (i) any acquisition of the Corporation by means of merger or other form of corporate reorganization or consolidation with or into another corporation in which outstanding shares of this Corporation, including shares of Series B Convertible Preferred Stock, are exchanged for securities or other consideration issued, or caused to be issued, by the other corporation or its subsidiary and, as a result of which transaction, the shareholders of this Corporation own 50% or less of the voting power of the surviving entity (other than a mere re-incorporation transaction), or (ii) a sale, transfer or lease (other than a pledge or grant of a security interest to a bona fide lender) of all or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of Series B Convertible Preferred Stock to receive the amount that would be received in a liquidation, dissolution or winding up pursuant to Section 3(a) hereof, if the holders of at least 50% of the then outstanding shares of Series B Convertible Preferred Stock so elect by giving written notice thereof to the Corporation at least three days before the effective date of such event, or have voted in favor of such event at a shareholders meeting (or pursuant to a written consent in lieu of a meeting). The Corporation will provide the holders of Preferred Stock with notice of all transactions which are to be treated as a liquidation, dissolution or winding up pursuant to this Section 3(c) fifteen (15) days prior to the earlier of the vote relating to such transaction or the closing of such transaction.

(d) Distributions of Property. Whenever the distribution provided for in this Section 3 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors, unless the holders of 50% or more of the then outstanding shares of Series B Convertible Preferred Stock request, in writing, that an independent appraiser perform such valuation, then by an independent appraiser selected by the Board of Directors and reasonably acceptable to 50% or more of the holders of Series B Convertible Preferred Stock. The cost of the independent appraiser shall be borne by the holders of the Series B Convertible Preferred Stock unless such valuation is 15% (or more) greater than the initial valuation as determined by the Board of Directors.

4. Voting Power.

Except as otherwise expressly provided in Section 9 hereof or as otherwise required by law, each holder of Series B Convertible Preferred Stock shall be entitled to vote on all matters and shall be entitled to that number of votes determined as follows:

$10 ÷ the fair market value of the Corporation’s common stock as of the date the shares of Series B Preferred Stock were issued,

subject to a maximum of ten votes per share of Series B Preferred Stock.

Except as otherwise expressly provided in Section 9 hereof or as otherwise required by law, the holders of shares of Series B Preferred Stock and Common Stock shall vote together as a single class on all matters.

5. Conversion Rights; Mandatory Conversion. The holders of the Series B Convertible Preferred Stock shall have the following rights and obligations with respect to the conversion of such shares into shares of Common Stock:

(a) Voluntary Conversion. Subject to and in compliance with the provisions of this Section 5, on or before the second anniversary of the termination date of the offering whereby the Corporation offered and sold Series B Convertible Preferred Stock, the holder of shares of Preferred Stock may elect to convert such shares into fully-paid and non-assessable shares of Common Stock, except that the Company shall not be required to convert less than 2,500 shares of Series B Convertible Preferred Stock in the event such holder seeks to convert less than all of such holder’s shares. Holders will be notified of the date on which the right to voluntarily convert provided for herein shall expire. The number of shares of Common Stock that a holder of Series B Convertible Preferred Stock shall be entitled to receive upon conversion shall be the product obtained by multiplying the Series B Applicable Conversion Rate (determined as provided in Section 5(b)) by the number of shares of Series B Convertible Preferred Stock being converted at any time.

(b) Applicable Conversion Rate. The conversion rate in effect at any time for the Series B Convertible Preferred Stock (the “Series B Applicable Conversion Rate”) shall be the quotient obtained by dividing $10.00 by the Series B Applicable Conversion Value, as defined in Section 5(c). Initially, the Series B Applicable Conversion Rate shall be ten (10), and each share of Series B Convertible Preferred Stock shall initially be convertible into ten (10) shares of Common Stock.

(c) Applicable Conversion Value. The Series B Applicable Conversion Value in effect from time to time, except as adjusted in accordance with Section 5(d) hereof, shall be $1.00 with respect to the Series B Convertible Preferred Stock (the “Series B Applicable Conversion Value”).

(d) Adjustment to Series B Applicable Conversion Value.

(i) Upon Extraordinary Common Stock Event. Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), the Series B Applicable Conversion Value (and all other conversion values set forth in Section 5(d)(i) above) shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the Series B Applicable Conversion Value by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Series B Applicable Conversion Value. The Series B Applicable Conversion Value, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events. An “Extraordinary Common Stock Event” shall mean (A) the issuance of additional shares of Common Stock as a dividend or other distribution on outstanding shares of Common Stock, (B) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (C) a combination or reverse stock split of outstanding shares of Common Stock into a smaller number of shares of Common Stock.

(ii) Waiver of Adjustment to Series B Applicable Conversion Value. Notwithstanding anything herein to the contrary, the operation of, and any adjustment of the Series B Applicable Conversion Value pursuant to, this Section 5(d) may be waived with respect to any specific share or shares of Series B Convertible Preferred Stock, either prospectively or retroactively and either generally or in a particular instance, by a writing executed by the registered holder of such share or shares. Any waiver pursuant to this Section 5(d)(ii) shall bind all future holders of shares of Series B Convertible Preferred Stock for which such rights have been waived. In the event that a waiver of adjustment of Series B Applicable Conversion Value under this Section 5(d)(ii) results in different Series B Applicable Conversion Values for shares of Series B Convertible Preferred Stock, the Secretary of the Corporation shall maintain a written ledger identifying the Series B Applicable Conversion Value for each share of Series B Convertible Preferred Stock. Such information shall be made available to any person upon request.

(e) Mandatory or Automatic Conversion.

(i) Mandatory Conversion of Preferred Stock Upon Uplisting of Corporation’s Common Stock. Immediately upon the uplisting of the Corporation’s Common Stock to a national securities exchange including but not limited to NASDAQ or NYSE MKT, all outstanding shares of Series B Convertible Preferred Stock shall be converted automatically into the number of shares of Common Stock into which such shares of Series B Convertible Preferred Stock are then convertible pursuant to Section 5 hereof without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent.

(ii) Mandatory Conversion of Preferred Stock Upon Merger with Public Company or Comparable Transaction. Immediately upon the closing of a merger between a company whose securities are registered under the Exchange Act (hereinafter referred to as “PubCo”), and the Corporation, or any other transaction in which PubCo effectively acquires all of the outstanding shares of the Corporation, all outstanding shares of Series B Convertible Preferred Stock shall be converted automatically into the number of shares of the Corporation’s Common Stock into which such shares of Series B Convertible Preferred Stock are then convertible pursuant to Section 5 hereof without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent.

(iii) Surrender of Certificates Upon Mandatory Conversion. Upon the occurrence of the conversion events specified in the preceding paragraphs (i), (ii) or (iii), the holders of the Series B Convertible Preferred Stock shall, upon notice from the Corporation, surrender the certificates representing such shares at the office of the Corporation or of its transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to such holder a certificate or certificates for the number of shares of Common Stock into which the shares of Series B Convertible Preferred Stock so surrendered were convertible on the date on which such conversion occurred. The Corporation shall not be obligated to issue such certificates unless certificates evidencing the shares of Series B Convertible Preferred Stock being converted are either delivered to the Corporation or any such transfer agent, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.

(f) Dividends. In the event the Corporation shall make or issue, or shall fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution (other than a distribution in liquidation or other distribution otherwise provided for herein) with respect to the Common Stock payable in (i) securities of the Corporation other than shares of Common Stock, or (ii) other assets (excluding cash dividends or distributions), then and in each such event provision shall be made so that the holders of the Series B Convertible Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities or such other assets of the Corporation which they would have received had their Series B Convertible Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date (as that term is hereafter defined in Section 5(j)), retained such securities or such other assets receivable by them during such period, giving application to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Series B Convertible Preferred Stock.

(g) Capital Reorganization or Reclassification. If the Common Stock issuable upon the conversion of the Series B Convertible Preferred Stock shall be changed into the same or different number of shares of any class or classes of capital stock, whether by capital reorganization, recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 5, or a merger, consolidation or sale of all or substantially all of the Corporation’s capital stock or assets to any other person), then and in each such event the holder of each share of Series B Convertible Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of capital stock and other securities and property receivable upon such reorganization, recapitalization, reclassification or other change by the holders of the number of shares of Common Stock into which such shares of Series B Convertible Preferred Stock might have been converted immediately prior to such reorganization, recapitalization, reclassification or change, all subject to further adjustment as provided herein.

(h) Merger, Consolidation or Sale of Assets. If at any time or from time to time there shall be a merger or consolidation of the Corporation with or into another corporation (other than a merger or reorganization involving only a change in the state of incorporation of the Corporation), or the sale of all or substantially all of the Corporation’s capital stock or assets to any other person, then, as a part of such reorganization, merger, or consolidation or sale, provision shall be made so that the holders of the Series B Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Convertible Preferred Stock the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger or consolidation, to which such holder would have been entitled if such holder had converted its shares of Series B Convertible Preferred Stock immediately prior to such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 to the end that the provisions of this Section 5 (including adjustment of the Series B Applicable Conversion Value then in effect and the number of shares of Common Stock or other securities issuable upon conversion of such shares of Series B Convertible Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

(i) Certificate as to Adjustments; Notice by Corporation. In each case of an adjustment or readjustment of the Series B Applicable Conversion Rate, the Corporation at its expense will furnish each holder of Series B Convertible Preferred Stock with a certificate prepared by the Treasurer or Chief Financial Officer of the Corporation, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

(j) Exercise of Conversion Privilege. To exercise its conversion privilege, a holder of Series B Convertible Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Series B Convertible Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. The date when such written notice is received by the Corporation, together with the certificate or certificates representing the shares of Series B Convertible Preferred Stock being converted, shall be the “Conversion Date.” As promptly as practicable after the Conversion Date, the Corporation shall issue and shall deliver to the holder of the shares of Series B Convertible Preferred Stock being converted, or on its written order, such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series B Convertible Preferred Stock in accordance with the provisions of this Section 5, rounded up to the nearest whole share as provided in Section 5(k), in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series B Convertible Preferred Stock shall cease and the person(s) in whose name(s) any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

(k) No Issuance of Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series B Convertible Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of Series B Convertible Preferred Stock, the Corporation shall round up to the next whole share of Common Stock issuable upon the conversion of shares of Series B Convertible Preferred Stock. The determination as to whether any fractional shares of Common Stock shall be rounded up shall be made with respect to the aggregate number of shares of Series B Convertible Preferred Stock being converted at any one time by any holder thereof, not with respect to each share of Series B Convertible Preferred Stock being converted.

(l) Partial Conversion. In the event some but not all of the shares of Series B Convertible Preferred Stock represented by a certificate(s) surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series B Convertible Preferred Stock which were not converted.

(m) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Convertible Preferred Stock (including any shares of Series B Convertible Preferred Stock represented by any warrants, options, subscription or purchase rights for Series B Convertible Preferred Stock), and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Convertible Preferred Stock (including any shares of Series B Convertible Preferred Stock represented by any warrants, options, subscriptions or purchase rights for such Preferred Stock), the Corporation shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(n) No Reissuance of Preferred Stock. No share or shares of Series B Convertible Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued as a share or shares of Series B Convertible Preferred Stock, however, all such shares shall be made available as preferred shares which the Corporation shall be authorized to issue. The Corporation shall from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Series B Convertible Preferred Stock.

6. Redemption.

(a) Redemption of Preferred Stock. Subject to the provisions of Section 5, and any actions previously taken pursuant thereto, on the second anniversary of the termination of the offering whereby the Corporation offered and sold Series B Convertible Preferred Stock (the “Redemption Date”), the Corporation shall redeem all then-outstanding shares of Series B Preferred Stock (“Series B Redemption”) for a price per Share equal to the Liquidation Value for such Share, plus all unpaid accrued and accumulated dividends on such Share (whether or not declared) (the “Series B Redemption Price,” for all holders collectively, the “Aggregate Series B Redemption Price”). The Aggregate Series B Redemption Price shall be payable in immediately available funds to the respective holders of the Series B Preferred Stock within sixty (60) days following the Redemption Date and the Corporation shall contribute all of its assets to the payment of the Aggregate Series B Redemption Price, and to no other corporate purpose, except to the extent prohibited by applicable Delaware law.

(b) Insufficient Funds; Remedies for Nonpayment.

(i) Insufficient Funds. If the assets of the Corporation legally available are insufficient to pay the Aggregate Series B Redemption Price, the Corporation shall (i) take all appropriate action reasonably within its means to maximize the assets legally available for paying the Aggregate Series B Redemption Price, (ii) redeem out of all such assets legally available therefor the maximum possible number of Shares that it can redeem on such date, pro rata among the holders of such Shares, and (iii) thereafter at any time and from time to time when additional assets of the Corporation become legally available to redeem the remaining Shares, the Corporation shall immediately use such assets to pay the remaining balance of the Aggregate Series B Redemption Price.

(ii) Remedies for Nonpayment. If within sixty (60) days of the Redemption Date all shares of the Series B Preferred Stock are not redeemed in full, until such Shares are fully redeemed and the Aggregate Series B Redemption Price paid in full, (a) all of the unredeemed Shares shall remain outstanding and continue to have the rights, preferences and privileges expressed herein, including the accrual and accumulation of dividends thereon as provided in Section 4, and (b) interest on the portion of the aggregate Series B Redemption Price applicable to the unredeemed Shares shall accrue daily in arrears at an annual rate equal to 10%.

(c) Rights Subsequent to Redemption. At such time that the Series B Redemption Price is paid (or payment is tendered) for any of the Shares to be redeemed, on such date all rights of the holder in the Shares so redeemed and paid or tendered, including any rights to dividends on such Shares, shall cease, and such Shares shall no longer be deemed issued and outstanding.

7. Registration of Transfer. The Corporation will keep at its principal office a register for the registration of shares of Preferred Stock. Upon the surrender of any certificate representing shares of Preferred Stock at such place, the Corporation will, at the request of the record holders of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefore representing the aggregate number of shares of Preferred Stock represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of Preferred Stock as is required by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.

8. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of an unsecured indemnity from the holder reasonably satisfactory to the Corporation or, in the case of such mutilation upon surrender of such certificate, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

9. Restrictions and Limitations on Corporate Action and Amendments to Charter. The Corporation shall not take any corporate action or otherwise amend its Certificate of Incorporation without the approval by vote or written consent of the holders of at least 50.01% of the then outstanding shares of Preferred Stock, voting together as a single class except and to the extent that any series of Preferred Stock would be treated differently from other series of Preferred Stock, in which case such series shall be entitled to a separate series vote, each share of Preferred Stock to be entitled to that number of votes equal to the number of shares of Common Stock into which such share could then be converted pursuant to the provisions of Section 5, if such corporate action or amendment would:

(a) amend any of the rights, preferences, privileges of or limitations provided for herein for the benefit of any shares of Series B Convertible Preferred Stock;

(b) authorize or issue, or obligate the Corporation to authorize or issue, (i) additional shares (beyond the amount authorized herein) of Series B Convertible Preferred Stock, (ii) Series B Parity Stock (as defined in Section 3(b)) or (iii) shares of Preferred Stock senior to the Series B Convertible Preferred Stock with respect to liquidation preferences, dividend rights or redemption rights;

(c) decrease the authorized number of shares of Series B Convertible Preferred Stock;

(d) cause the Corporation to redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose), any securities of the Corporation, pursuant to a redemption, purchase or other acquisition for cash of shares of Preferred Stock, which is effected pro rata with the holders thereof, in proportion to the full respective preferential amounts to which such holders are entitled; or

(e) amend any provisions of this Section 9.

10. No Dilution or Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of capital stock or assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Preferred Stock set forth herein, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Preferred Stock against dilution or other impairment. Without limiting the generality of the foregoing, the Corporation (a) will not increase the par value of any shares of stock receivable on the conversion of the Preferred Stock above the amount payable therefor on such conversion, and (b) will take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and nonassessable shares of stock on the conversion of all Preferred Stock from time to time outstanding.

11. Notices of Record Date. In the event of:

(a) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of capital stock of any class or any other securities or property, or to receive any other right; or

(b) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person; or

(c) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then and in each such event the Corporation shall mail or cause to be mailed to each holder of Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed by first class mail, postage prepaid, at least ten (10) days prior to the earlier of (A) the date specified in such notice on which such record is to be taken and (B) the date on which such action is to be taken.

12. Notices. Except as otherwise expressly provided, all notices referred to herein will be in writing and will be delivered by registered or certified mail, return receipt requested, postage prepaid and will be deemed to have been given when so mailed (a) to the Corporation, at its principal executive offices and (b) to any shareholder, at such shareholder’s address as it appears in the stock records of the Corporation (unless otherwise indicated in writing by any such shareholder).

IN WITNESS WHEREOF, this Certificate of Designation has been executed on behalf of the Corporation by its Chief Executive Officer, and attested by its Secretary, this 21st day of February, 2017.

Algodon Wines & Luxury Development Group, Inc.

By:	/s/ Scott Mathis
Name:	Scott Mathis
Title:	Chief Executive Officer

Attest:

/s/ Maria Echevarria
Maria Echevarria, Secretary